FOR IMMEDIATE RELEASE

Chris Pollak Appointed CFO of Loudeye

Seattle, WA – November 21, 2005 - Loudeye Corp. (Nasdaq: LOUD), a worldwide leader in business-to-business digital media solutions, today announced the appointment of Chris Pollak as chief financial officer effective November 18, 2005. Mr. Pollak, previously Loudeye’s vice president of finance, will succeed Ron Stevens who resigned and has accepted a position with a local venture funded start-up. Mr. Stevens will continue to work with Loudeye through the end of the year to assist Loudeye in pursuing strategic alternatives and operating plans.

“I am excited for Ron as he pursues this new opportunity and appreciate his contributions to our organization,” said Michael Brochu, president and chief executive officer. “We continue to focus on our strategic operating plan of reducing costs and realizing efficiencies within our organization. In that spirit, Ron’s roles will be transitioned to other current executives. One of those executives, Chris Pollak, our current VP of Finance, will assume the role of CFO.”

About Loudeye Corp.
Loudeye is a worldwide leader in business-to-business digital media solutions and the outsourcing provider of choice for companies looking to maximize the return on their digital media investment. Loudeye combines innovative products and services with the world’s largest music archive, a broad catalog of licensed digital music and the industry’s leading digital media infrastructure, enabling partners to rapidly and cost effectively launch complete, customized digital media stores and services. For more information, visit www.loudeye.com.

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Contacts:
Media/press contact: Karen Demarco, mPRm Public Relations, 323-933-3399, kdemarco@mprm.com
Investor Relations: Mike Dougherty, Loudeye Corp., 206.832.4000, ir@loudeye.com

Forward-Looking Statements
This release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current estimates and actual results may differ materially due to risks, including difficulties in reducing costs and realizing efficiencies within our organization, the possibility of adverse changes in the market for distribution of digital audio and video that Loudeye serves; adverse or uncertain legal developments with respect to copyrights surrounding the creation and distribution of digital content; pricing pressures and other activities by competitors; the failure of Loudeye’s hosting infrastructure; the complexity of Loudeye’s services and delivery networks; any problems or failures in the structure, complexities or redundancies of Loudeye’s network infrastructure; failures in third party telecommunication and network providers to provide required transmission capacity; lack of market acceptance for Loudeye’s products and services; the possible delay in the adoption of digital media or related applications on the web in general; and other risks set forth in Loudeye’s most recent Form 10-Q, Form 10-K and other SEC filings which are available through EDGAR at www.sec.gov. These are among the primary risks we foresee at the present time. Loudeye assumes no obligation to update the forward-looking statements.